Exhibit 99.04

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC FINANCIAL GROUP, INC. ANNOUNCES SECOND QUARTER NET INCOME OF $823.1 MILLION Second Quarter Net Income Per Diluted Share of $2.80

NEW YORK, August 6, 2008—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced second quarter 2008 net income of $823.1 million, or net income of $2.80 on a fully-diluted per share basis. This compares to second quarter 2007 net income of $173.0 million, or net income of $1.67 on a fully-diluted per share basis. The increase in the second quarter of 2008 is primarily due to recording net mark-to-market gains on credit derivatives, increased accelerated premiums from refundings, and loss reserve reductions on the direct residential mortgage-backed securities (RMBS) portfolio, partially offset by market losses on RMBS within the financial services investment portfolio.

Quarter Highlights

•

Financial guarantee revenues, excluding net securities gains/losses and accelerated premiums from refundings (both are defined below), were flat at $314.1 million, quarter over quarter, despite little new business generated during the quarter.

•

Net loss reserve reductions of $339.3 million were recorded for the quarter primarily relating to the second-lien direct RMBS portfolio. The majority of this benefit resulted from the inclusion in our loss reserve estimates of substantiated representation and warranty breach recoveries in certain transactions.

•

Net mark-to-market gains on credit derivatives amounted to $961.6 million. However, estimated impairment losses in this portfolio amounted to $1,061.9 million during the quarter primarily due to credit deterioration and internal downgrades in several transactions. Operating earnings[2] and core earnings[2] for the second quarter and six months of 2008, shown below in table I, include the impact of estimated credit impairment for those periods.

•

Progress continues in our efforts to establish a triple-A rated public finance subsidiary. The appropriate approval forms have been filed with the Office of the Commissioner of Insurance of the State of Wisconsin (OCI) and the Company believes that it will receive a favorable response; rating agency review is ongoing.

Ambac Second Quarter 2008 Earnings/2

Ambac’s Chairman and Chief Executive Officer, Michael Callen, commented, “The tumultuous credit markets continue to negatively impact the estimated impairment value of a few of our CDOs. However, I am pleased with the progress we have made with regard to our remediation efforts. Our hard work, research and analysis have already resulted in improvements in our loss provisioning on our direct portfolio of RMBS and a successful commutation of one of our largest CDOs. I expect that our continued efforts will yield significant progress as we work through these challenges. Finally, the progress we are making in establishing a triple-A rated public finance subsidiary is encouraging.”

Financial Results

Net Income/(Loss) Per Share

Net income per diluted share and net loss per share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides additional information.

Earnings measures reported by research analysts exclude the net income/(loss) impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts that are not impaired (collectively “net security gains and losses”) and certain other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the second quarter 2008, net security gains and accelerated earnings had the effect of increasing net income per share by $1.88 and $0.30, respectively. Table I, below, provides second quarter and six-month comparisons of earnings for 2008 and 2007.

Table I

Earnings Per Diluted Share

	Second Quarter			Six Months
	2008	2007	% Change	2008	2007	% Change
Net income (loss) per diluted share	$2.80	$1.67	+68%	$(3.90)	$3.70	n.m.

Effect of net security (gains)/losses	(1.88)	0.34		3.33	0.30

Less impairment losses	(2.45)	(0.00)		(6.06)	(0.00)

Operating (loss) earnings (a)(b)	$(1.53)	$2.01	n.m.	$(6.63)	$4.00	n.m.
Effect of Accelerated earnings	$(0.30)	$(0.25)		$(0.50)	$(0.48)

Core (loss) earnings(b)	$(1.83)	$1.76	n.m.	$(7.13)	$3.52	n.m.

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core earnings are non-GAAP measures. See footnote 2, below.
n.m.	Not meaningful

Ambac Second Quarter 2008 Earnings/3

Net Premiums Earned

Net premiums earned for the second quarter of 2008 were $325.5 million, up 47% from $221.0 million earned in the second quarter of 2007. Normal earned premiums in the second quarter 2008 of $166.3 million were 7% lower than $178.0 million reported in the second quarter 2007, primarily due to reduced premiums written in 2008 and the Assured Guaranty Re cede which took place in December 2007. The Assured Guaranty Re cede reduced normal earned premiums by $7.5 million in the current quarter.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $159.2 million in the second quarter of 2008, up 270% from $43.0 million in accelerated premiums in the second quarter of 2007. Since first quarter 2008, a lack of liquidity in the auction rate and variable rate bond markets has resulted in significant refinancing activity in the municipal sector, especially in health care financings. During the second quarter of 2008 and 2007, approximately 97% and 73%, respectively, of the accelerated premiums related to U.S. public finance transactions.

A breakdown of net premiums earned by market sector for 2008 and 2007 are included in Table II. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

Table II

Net Premiums Earned

$-millions	Second Quarter			Six Months
	2008	2007	% Change	2008	2007	% Change
Public Finance	$53.1	$59.1	-10%	$108.9	$117.4	-7%

Structured Finance	67.4	74.0	-9%	137.7	145.8	-6%

International	45.8	44.9	+2%	92.5	91.0	+2%

Total Normal Premiums	166.3	178.0	-7%	339.1	354.2	-4%

Accelerated Premiums	159.2	43.0	+270%	173.2	82.8	+109%

Total	$325.5	$221.0	+47%	$512.3	$437.0	+17%

Net Investment Income

Net investment income for the second quarter of 2008 was $127.3 million, representing an increase of 12% from $113.2 million in the comparable period of 2007. This increase was due primarily to growth in the investment portfolio driven by the ongoing collection of financial guarantee premiums and fees, coupon receipts on invested assets, and the impact from $1.3 billion of capital contributed by Ambac Financial Group, Inc. to Ambac Assurance Corporation (AAC), the financial guarantee operating subsidiary, from the capital raise in March 2008.

Net Change in Fair Value of Credit Derivatives

Realized gains and other settlements from credit derivative contracts represents the normal accretion into income of premiums received for transactions executed in credit derivative format, offset by payments on such transactions, if any. Realized gains and other settlements for the second quarter of 2008 amounted to $15.0 million, which represented a 13% decrease from $17.3 million in the second quarter of 2007. The decrease was primarily due to payments amounting to $1.7 million for certain CDO-squared transactions in the second quarter 2008.

Ambac Second Quarter 2008 Earnings/4

Net unrealized gains on Ambac’s CDO portfolio were $961.6 million gain in the second quarter 2008, compared to a net unrealized loss of ($56.9) million in the comparable prior year quarter. The net gain on credit derivative exposures in the current quarter resulted from the higher discount rate on the credit derivative liability (as further described below), partially offset by negative adjustments for (i) internal ratings downgrades of the CDO of ABS portfolio; and (ii) lower quoted values on the reference obligations. The internal downgrades and lower prices received on the CDO of ABS portfolio was driven by credit deterioration and rating agency downgrades primarily in the underlying inner CDO collateral of the transactions. SFAS 157 requires Ambac to adjust the estimated fair values of its derivative liabilities to incorporate the risk of the Company’s own non-performance. As a result, Ambac applied a market-derived discount rate, which includes an adjustment for the Company’s CDS spreads, in estimating the fair value of its credit derivative liability. The effect of the Company’s credit spreads on fair value can vary widely from period to period dependent largely on the perception of Ambac and/or its operating company, AAC, as counterparty. During the second quarter the CDS spreads of AAC widened significantly, especially in June after the rating agencies downgraded the company to AA/Aa3. As a result, the effect of incorporating the Company’s own credit risk increased $5,194 million during the second quarter 2008 which is reflected as a positive adjustment to the net mark-to market change. Ambac’s CDS spreads have narrowed significantly since June 30, 2008.

During the second quarter 2008, Ambac increased its estimate of credit impairment by $1,061.9 million driven by credit deterioration and internal downgrades across several CDO of ABS transactions. Ambac generally calculates estimated credit impairment on transactions internally rated below investment grade, as it is management’s expectation that the company will have to pay claims on these exposures in the future.

Financial Guarantee Loss Reserves

Total loss and loss expenses improved to a net recovery of ($339.3) million in the second quarter 2008 from net expense of $17.1 million in the second quarter of 2007, primarily as a result of estimated recoveries from remediation efforts and improving credit conditions on certain residential mortgage-backed securities. The positive present value effect of expected recoveries from remediation efforts related to our direct residential mortgage-backed securities amounted to approximately $260 million in the second quarter 2008. Such recoveries are expected to take several years for ultimate collection; however, Ambac is required to meet all of its scheduled obligations to the bondholders of the impacted securities.

Case basis loss reserves (loss reserves for exposures that have defaulted) increased $169.6 million during the second quarter of 2008 from $350.6 million at March 31, 2008 to $520.2 million at June 30, 2008. The increase in case reserves resulted primarily from the default of certain underperforming second-lien RMBS transactions partially offset by the impact of expected future remediation benefits and improving performance on certain residential mortgage-backed securities. Total net claims paid during the quarter amounted to $66.9 million.

Ambac Second Quarter 2008 Earnings/5

Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on certain adversely classified insured transactions. The ACR decreased by $575.8 million during the quarter, from $1,131.3 million at March 31, 2008 to $555.5 million at June 30, 2008. The decrease was driven primarily by the impact of expected future remediation benefits and improving performance on certain residential mortgage-backed securities, as well as transfers of reserves to case basis as a result of defaults on certain second-lien RMBS that occurred during the quarter.

Case reserves and ACR for all direct residential mortgage-backed securities exposures represent 83% of Ambac’s net loss and loss expense reserves.

Financial Services

The financial services segment comprises the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was ($16.3) million in the second quarter of 2008, down from $9.2 million in the second quarter of 2007. The decrease resulted primarily from the increase in short-term municipal rates and their impact on the interest-rate swap business, combined with lower net spreads from the investment agreement business. A decline in demand for variable-rate municipal debt has driven issue-specific rate resets to very high levels, thereby increasing Ambac’s payment obligations under the interest rate swaps. During the second quarter of 2008, Ambac terminated five transactions, incurring a realized loss of approximately $5 million. Additionally, as a result of the currently high rates on such bonds, Ambac has made higher payments under these swap transactions of approximately $13 million. Ambac’s efforts to eliminate the negative carry on these swap exposures have resulted in notional of approximately $700 million terminated and $700 million mitigated via restructuring or other techniques since year end 2007.

During the first quarter 2008, Ambac announced that it would discontinue writing new Financial Services business as part of its efforts to refocus its business. The interest rate swap and investment agreement businesses are being run off. In addition to the reduction in interest rate swap exposures, during the quarter the Company reduced its investment and payment agreement portfolio by approximately $360 million through negotiated terminations and scheduled amortization.

Liquidity

Ambac’s financial guarantee investment portfolio amounts to $11.8 billion at June 30, 2008. The portfolio consists primarily of high quality municipal bonds, Treasuries, U.S. Agencies and Agency MBS. Cash and short-term securities amounted to $1.6 billion at June 30, 2008. Cash available at the holding company amounted to $166 million at June 30, 2008. This represents approximately 1.5 times debt services of the holding company. In July 2008, AAC made a dividend payment amounting to $54 million to the holding company and a similar payment is expected to be paid in the fourth quarter.

Capital

Ambac’s claims paying resources at June 30, 2008 increased to $16.3 billion from $14.5 billion at December 31, 2007, primarily on the strength of the net proceeds received from the $1.5 billion capital raise in March. While Ambac is currently rated AA and Aa3 by S&P and Moody’s, respectively, Ambac’s capital position at June 30, 2008 is estimated to be in line or in excess of both rating agencies’ triple-A requirements.

Ambac Second Quarter 2008 Earnings/6

Subsequent to quarter end, as reported on August 1, 2008, Ambac commuted one of its largest CDO exposures – AA Bespoke. The commutation agreement required Ambac to immediately pay $850 million to its sole counterparty in settlement of the $1.4 billion exposure. From a capital perspective, the commutation allowed the Company to reduce significantly higher rating agency stress case capital. As a result, Ambac has improved its excess capital position under both rating agency models.

Connie Lee Update

Ambac has filed the appropriate forms with the OCI seeking formal approval for capitalization of Connie Lee and Ambac management believes that it will obtain OCI’s approval of the plan. In addition, a formal business plan has also been presented to the rating agencies and their review is ongoing. Mr. Callen stated, “I am quite optimistic about our Connie Lee proposition. I believe it is compelling for several reasons: (i) it will be well capitalized; (ii) it will focus on U.S. public finance and global infrastructure exclusively; (iii) it will be staffed by experienced and talented professionals; and (iv) it starts fresh with a clean balance sheet.”

Share Buyback Authorization

As previously reported on July 3, 2008, Ambac’s Board of Directors authorized up to $50 million for share repurchases of its common stock. The repurchase of shares under the Stock Repurchase Program is conditioned upon the completion of the offering of shares by the underwriters of its March 2008 offering. The Company is unable to predict when the offering will be completed.

Contact Information:

Investor/Media Contact: Vandana Sharma

(212) 208-3333

vsharma@ambac.com

Fixed Income Contact: Peter Poillon

(212) 208-3222

ppoillon@ambac.com

Forward-Looking Statements

This release contains statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of management’s forward-looking statements here or in other publications may turn out to be wrong and are based on Ambac’s management current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide credit markets; (3) competitive conditions, pricing levels and reduction in demand for financial guarantee products; (4) legislative and regulatory developments; (5) changes in tax

Ambac Second Quarter 2008 Earnings/7

laws; (6) changes in our business plan, our decision to discontinue writing new business in the financial services area, to significantly reduce new underwriting of structured finance business and to discontinue all new underwritings of structured finance business for six months from March 6, 2008; (7) the policies and actions of the United States and other governments; (8) changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ rating criteria or other reasons; (9) changes in Ambac’s and/or Ambac Assurance’s credit or financial strength ratings; (10) changes in accounting principles or practices relating to the financial guarantee industry or that may impact Ambac’s reported financial results; (11) inadequacy of reserves established for losses and loss expenses; (12) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (13) credit risk throughout our business, including large single exposures to reinsurers; (14) market spreads and pricing on insured collateralized debt obligations (“CDOs”) and other derivative products insured or issued by Ambac; (15) credit risk related to residential mortgage securities and CDOs; (16) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements seek to declare events of default or seek judicial relief or bring claims alleging violation or breach of covenants by Ambac or one of its subsidiaries; (17) the risk that our underwriting and risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (18) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form; (19) operational risks, including with respect to internal processes, risk models, systems and employees; (20) the risk of decline in market position; (21) the risk that market risks impact assets in our investment portfolio; (22) the risk of credit and liquidity risk due to unscheduled and unanticipated withdrawals on investment agreements; (23) changes in prepayment speeds on insured asset-backed securities; (24) factors that may influence the amount of installment premiums paid to Ambac; (25) the risk that we may be required to raise additional capital, which could have a dilutive effect on our outstanding equity capital and/or future earnings; (26) our ability or inability to raise additional capital, including the risks that regulatory or other approvals for any plan to raise capital are not obtained, or that various conditions to such a plan, either imposed by third parties or imposed by Ambac or its Board of Directors, are not satisfied and thus potentially necessary capital raising transactions do not occur, or the risk that for other reasons the Company cannot accomplish any potentially necessary capital raising transactions; (27) the risk that Ambac’s holding company structure and certain regulatory and other constraints, including adverse business performance, affect Ambac’s ability to pay dividends and make other payments; (28) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (29) changes in expectations regarding future realization of gross deferred tax assets; (30) risks relating to the re-launch of Connie Lee; (31) other factors described in the Risk Factors section in Part I, 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (32) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations, has earned a Aa3 rating from Moody’s Investors Service, Inc. and a AA rating from Standard & Poor’s Ratings Services; Moody’s rating is on negative outlook while Standard & Poor’s maintains a credit watch negative. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

Ambac Second Quarter 2008 Earnings/8

Footnotes

(1)	Credit enhancement production, a non-GAAP measure, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 5.0% and 5.4% during the second quarter of 2008 and 2007, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production (or similar terms) used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

$-millions	Second Quarter		Six Months
	2008	2007	2008	2007
Credit enhancement production	$19	$368	$60	$678
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(11)	(242)	(45)	(440)

Gross up-front premiums written	$8	$126	$15	$238
Gross installment premiums written on insurance policies	133	135	286	273

Gross premiums written	$141	$261	$301	$511

(2)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors because they allow more consistent period-to-period comparison of our earnings without the effects of net securities gains/losses and accelerated earnings. Net securities gains/losses excluded from operating earnings consists of investment portfolio realized gains and losses, mark-to-market gains and losses on credit, total return and non-trading derivative contracts that are not impaired, and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Six Months Ended June 30, 2008 and 2007

(Dollars in Thousands Except Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Financial Guarantee:
Gross premiums written	$141,280	$261,139	$300,487	$511,051
Ceded premiums written	(17,446)	(28,437)	(40,980)	(57,921)

Net premiums written	$123,834	$232,702	$259,507	$453,130

Net premiums earned	$325,471	$221,019	$512,337	$437,025
Net investment income	130,740	113,190	254,385	225,254
Net realized investment (losses) gains	(1,127)	881	21,085	1,321
Change in fair value of credit derivatives:
Realized gains and losses and other settlements	15,035	17,332	32,008	32,885
Unrealized gains (losses)	961,580	(56,867)	(763,592)	(61,991)

Net change in fair value of credit derivatives	976,615	(39,535)	(731,584)	(29,106)
Other income	2,053	5,649	10,510	8,505
Financial Services:
Investment income	56,722	107,903	141,648	213,873
Derivative products	(15,137)	2,464	(83,957)	6,070
Net realized investment (losses) gains	(141,976)	310	(311,768)	6,471
Net mark-to-market (losses) gains on total return swap contracts	(4,671)	(982)	(45,599)	2,233
Net mark-to-market gains (losses) on non-trading derivatives	2,095	340	262	(159)
Corporate:
Net investment income	1,037	1,341	1,864	2,922

Total revenues	1,331,822	412,580	(230,817)	874,409

Expenses:
Financial Guarantee:
Loss and loss expenses	(339,294)	17,096	703,467	28,518
Underwriting and operating expenses	61,953	33,438	110,935	69,814
Interest expense on variable interest entity notes	3,379	—	6,936	—
Financial Services:
Interest on investment and payment agreements	57,914	101,124	146,917	200,082
Operating expenses	3,297	3,117	6,686	6,405
Interest	30,075	22,091	54,452	41,380
Corporate	7,113	3,664	23,189	6,920

Total expenses	(175,563)	180,530	1,052,582	353,119

Income (loss) before income taxes	1,507,385	232,050	(1,283,399)	521,290
Provision for income taxes	684,251	59,013	(446,190)	134,910

Net income (loss)	$823,134	$173,037	$(837,209)	$386,380

Net income (loss) per share	$2.86	$1.69	$(3.90)	$3.73

Net income (loss) per diluted share	$2.80	$1.67	$(3.90)	$3.70

Weighted average number of common shares outstanding:

Basic	287,633,868	102,557,554	214,833,072	103,600,542

Diluted	294,857,435	103,442,086	214,833,072	104,550,048

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2008 and December 31, 2007

(Dollars in Thousands Except Share Data)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $16,643,279 in 2008 and $17,225,611 in 2007)	$15,519,216	$17,127,485
Fixed income securities pledged as collateral, at fair value (amortized cost of $117,837 in 2008 and $345,140 in 2007)	116,503	374,840
Short-term investments (amortized cost of $1,490,717 and $879,039 in 2007)	1,490,717	879,067
Other (cost of $13,759 in 2008 and $13,571 in 2007)	13,936	14,278

Total investments	17,140,372	18,395,670

Cash	105,596	123,933
Receivable for securities sold	29,171	11,068
Investment income due and accrued	174,382	202,737
Reinsurance recoverable on paid and unpaid losses	49,737	11,862
Prepaid reinsurance	404,466	489,028
Deferred taxes	2,191,723	2,116,380
Current income taxes	627,792	—
Deferred acquisition costs	227,827	255,639
Loans	827,054	867,676
Derivative assets	918,490	990,534
Other assets	178,471	100,484

Total assets	$22,875,081	$23,565,011

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$2,786,546	$3,123,860
Loss and loss expense reserve	1,120,812	484,276
Ceded reinsurance balances payable	14,623	32,435
Obligations under investment and payment agreements	7,246,205	8,570,902
Obligations under investment repurchase agreements	135,273	135,524
Securities sold under agreement to repurchase	139	100,000
Current income taxes	—	97,826
Long-term debt	1,892,639	1,669,945
Accrued interest payable	80,477	113,443
Derivative liabilities	7,451,522	6,685,528
Other liabilities	204,322	270,734
Payable for securities purchased	3,054	645

Total liabilities	20,935,612	21,285,118

Stockholders’ equity:
Preferred stock	—	—
Common stock	2,944	1,092
Additional paid-in capital	2,031,159	839,952
Accumulated other comprehensive loss	(727,721)	(22,138)
Retained earnings	1,268,866	2,107,773
Common stock held in treasury at cost	(635,779)	(646,786)

Total stockholders’ equity	1,939,469	2,279,893

Total liabilities and stockholders’ equity	$22,875,081	$23,565,011

Number of shares outstanding (net of treasury shares)	286,840,897	101,550,023

Book value per share	$6.76	$22.45

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

June 30, 2008 and December 31, 2007

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of June 30, 2008 and December 31, 2007, respectively, on the basis of accounting principles generally accepted in the United States of America.

	June 30, 2008	December 31, 2007
	(unaudited)
Long-term debt(1)	$0	$0

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	2,873	1,551
Accumulated other comprehensive income	41	154
Retained earnings	1,318	1,922

Total stockholder’s equity	$4,314	$3,709

(1)	Long-term debt excludes the $272 and $281 of variable interest notes consolidated under the provisions of FIN 46R “Consolidation of Variable Interest Entities” at June 30, 2008 and December 31, 2007, respectively.